                                                                    EXHIBIT 11.1


                               NOVA CORPORATION
                  COMPUTATION OF PRO FORMA EARNINGS PER SHARE

                                                                                  YEAR            TEN MONTH             YEAR
                                                                                  ENDED          PERIOD ENDED           ENDED
                                                                           FEBRUARY 28, 1995   DECEMBER 31, 1995  DECEMBER 31, 1996
                                                                           -----------------   -----------------  -----------------
Weighted average Common Stock outstanding during the period.............           1,674,607           2,645,290         26,932,029
Cheap Stock(1)..........................................................              52,061              52,061                 --
Conversion of Preferred Stock into Common Stock.........................          11,876,218          11,876,218                 --
Dilutive effect of common stock equivalents.............................                  --           3,450,913          1,671,743
                                                                                 -----------         -----------        -----------
     Total..............................................................          13,602,886          18,024,482         28,603,772
                                                                                 ===========         ===========        ===========

Net income (loss).......................................................         $(1,213,000)        $ 4,887,000        $ 7,267,000
Less: Preferred Stock dividends.........................................             534,601             488,899            229,677
                                                                                 -----------         -----------        -----------

Net income available for Common Stock and common stock equivalents......         $(1,747,601)        $ 4,398,101        $ 7,037,323
                                                                                 ===========         ===========        ===========

Per share amount........................................................              $(0.13)              $0.24              $0.25
                                                                                 ===========         ===========        ===========
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     (1)  Pursuant to Securities and Exchange Commission Accounting Bulletin No.
          83, common stock and common stock equivalents issued at prices below the assumed initial public offering price per share ("cheap stock")
          during the twelve months immediately preceding the initial filing date of the Company's Registration Statement for its public offering have been included as outstanding for all periods presented.